CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Regulation A Offering Circular of Masterworks 001, LLC on Form 1-A/A of our report dated July 31, 2018 on the balance sheet of Masterworks 001, LLC as of April 16, 2018 and to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Kansas City, Missouri

August 24, 2018